EXHIBIT 5.1

[Letterhead of Thacher Proffitt & Wood LLP]

August 31, 2005

Citigroup Global Markets Inc.

390 Greenwich Street, 4th Floor

New York, New York 10013

Opinion: Underwriting Agreement

Citigroup Mortgage Loan Trust Inc.,

Citigroup Mortgage Loan Trust, Series 2005-6

Mortgage-Backed Notes

Ladies and Gentlemen:

We have acted as counsel to Citigroup Global Markets Realty Corp. (the “Seller”), Citigroup Mortgage Loan Trust Inc. (the “Depositor”) and Citigroup Global Markets Inc. (the “Underwriter” and the “Initial Purchaser”) in connection with (i) the Mortgage Loan Purchase Agreement, dated as of August 31, 2005 (the “Seller Sale Agreement”), between the Seller and the Depositor, (ii) the Amended and Restated Trust Agreement, dated as of August 31, 2005 (the “Trust Agreement” and the “Depositor Sale Agreement”), among the Depositor, Wilmington Trust Company as owner trustee (the “Owner Trustee”) of Citigroup Mortgage Loan Trust 2005-6 (the “Issuer”), CitiMortgage, Inc., as securities administrator (“CitiMortgage”) and Citibank, N.A. as certificate registrar and certificate paying agent (“Citibank”) and the Certificates issued pursuant thereto (the “Owner Trust Certificates”), (iii) the Servicing Agreement, dated as of August 31, 2005 (the “Servicing Agreement”), among CitiMortgage, as master servicer and securities administrator (the “Master Servicer” and “Securities Administrator”), the Depositor, the Seller and Citibank, as paying agent, (iv) the Underwriting Agreement, dated as of August 30, 2005 (the “Underwriting Agreement”), between the Depositor and the Underwriter, (v) the Purchase Agreement, dated as of August 31, 2005 (the “Purchase Agreement”), between the Depositor and the Initial Purchaser, (vi) the Prospectus Supplement, dated August 30, 2005 (the “Prospectus Supplement”) and the Prospectus to which it relates, dated May 3, 2005 (the “Base Prospectus” together with the Prospectus Supplement, the “Prospectus”) and (vii) the Private Placement Memorandum, dated August 31, 2005 (the “Private Placement Memorandum”). The Seller Sale Agreement, the Trust Agreement, the Servicing Agreement, the Underwriting Agreement and the Purchase Agreement are collectively referred to herein as the “Agreements.” Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in any opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals or as copies thereof, the conformity to the originals of all documents submitted to us as copies, the genuineness of all signatures and the legal capacity of natural persons, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary entity authorization, execution, authentication, payment, delivery and enforceability (as limited by bankruptcy and other insolvency laws) of and under all documents, and the necessary entity power and authority with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates in a manner that affects the correctness of any opinion expressed below. In rendering this opinion letter, except for any matter that is specifically addressed in any opinion expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates. Each assumption herein is made and relied upon with your permission and without independent investigation.

This opinion letter is based upon our review of the documents referred to herein. We have conducted no independent investigation with respect to the facts contained in such documents and relied upon in rendering this opinion letter. We also note that we do not represent any of the parties to the transactions to which this opinion letter relates or any of their affiliates in connection with matters other than certain transactions. However, the attorneys in this firm who are directly involved in the representation of parties to the transactions to which this opinion letter relates, after such consultation with such other attorneys in this firm as they deemed appropriate, have no actual present knowledge of the inaccuracy of any fact relied upon in rendering this opinion letter.

In rendering this opinion letter, we do not express any opinion concerning any law other than the federal income tax laws of the United States, including without limitation the Internal Revenue Code of 1986, as amended (the “Code”). We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction.

Based upon and subject to the foregoing, it is our opinion that:

1.            Each of the Agreements to which the Seller, the Depositor or the Issuer is a party is a valid and legally binding agreement under the laws of the State of New York, enforceable thereunder in accordance with its terms against that party.

2.            The Notes are valid and legally binding obligations under the laws of the State of New York, enforceable thereunder in accordance with their terms against each obligor thereunder, and are entitled to the benefits of the Indenture.

3.            The statements made in the Base Prospectus, the Prospectus Supplement and the Private Placement Memorandum under the heading “Federal Income Tax Consequences”, to the extent that those statements constitute matters of law or legal conclusions with respect thereto, while not purporting to discuss all possible consequences of investment in the securities to which they relate, are correct in all material respects with respect to those consequences or matters that are discussed therein.

4.            Under current United States federal income tax law as of the Closing Date, based upon certain financial calculations prepared at the request of the Underwriter concerning the projected payments on the Notes and assuming the accuracy of and compliance with the representations, covenants and other provisions of the Agreements without any waiver or modification thereof, although there are no regulations, rulings or judicial precedents addressing the characterization for federal income tax purposes of securities having terms substantially the same as those of the Notes, for federal income tax purposes (i) the Trust will be either (A) disregarded as an entity separate from its owner for so long as 100% of the Senior Notes, the Privately Offered Notes and the Owner Trust Certificates (or 100% of the Senior Notes, the Privately Offered Notes, and Owner Trust Certificates other than some or all of a single class of Notes which are treated as issued and outstanding and characterized as indebtedness, in each case for federal income tax purposes) are held by an entity classified for federal income tax purposes as a REIT, directly or indirectly through one or more qualified REIT subsidiaries of such REIT or one or more entities disregarded as entities separate from such REIT or its qualified REIT subsidiaries, or (B) a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code, for so long as 100% of the Senior Notes, the Privately Offered Notes and the Owner Trust Certificates (other than some or all of two or more classes of Notes which are treated as issued and outstanding and characterized as indebtedness, in each case for federal income tax purposes) are held by an entity which is classified for federal income tax purposes as a REIT, directly or indirectly through one or more qualified REIT subsidiaries of such REIT or one or more entities disregarded as entities separate from such REIT or its qualified REIT subsidiaries, and (ii) if any Senior Notes are subsequently sold for cash to a party which for U.S. federal income tax purposes is not disregarded as an entity separate from the Trust, such Senior Notes will be treated as indebtedness for U.S. federal income tax purposes as of the date of such sale, provided that (a) no modifications have been made to the Agreements as of the date of such sale (other than any modification for which an Opinion of Counsel has been rendered to the effect that such modification does not materially and adversely affect the transfer restrictions with respect to the Senior Notes set forth in Section 4.02 of the Indenture), (b) the Rating Agencies’ respective ratings of such Senior Notes as of the date of such sale are not lower than such ratings as of the Closing Date, (c) no adverse changes have been made to (or that would adversely affect the application of) the Closing Date Legal Authorities, and (d) the sum of (x) the aggregate Note Principal Balance of the Subordinate Notes and the Owner Trust Certificates as of the Payment Date on or immediately preceding the date of such sale and (y) the present value as of the date of such sale of the expected total cashflow on the Class X Notes on future Distribution Dates plus the expected interest cashflow on the Subordinate Notes and the Owner Trust Certificates on future Distribution Dates (such expected cashflow in each case calculated assuming no Realized Losses on the Mortgage Loans, a prepayment assumption equal to that used in connection with the sale of such Senior Notes, and the forward LIBOR curve in effect on the date of such sale), discounted at ten (10%) percent per annum, is at least equal to 4.0% of (ii) the aggregate Outstanding Principal Balance of the Outstanding Mortgage Loans as of the date of such sale.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement, and to the use of our name in the prospectus and prospectus supplement included in the Registration Statement under the headings “Certain Federal Income Tax Consequences” and “Legal Matters”, without admitting that we are “persons” within the meaning of Section 7(a) or 11 (a)(4) of the 1933 Act, or “experts” within the meaning of Section 11 thereof, with respect to any portion of the Registration Statement.

Very truly yours,

/s/ THACHER PROFFITT & WOOD LLP